Exhibit 5.2
October 8, 2010
GeoEye, Inc.
21700 Atlantic Boulevard
Dulles, VA 20166
Re:      Registration Statement No. 333-169706; $125,000,000 in Aggregate Principal Amount of Senior Secured Notes due 2016
Ladies and Gentlemen:
     We have acted as Missouri counsel to i5, Inc. and M.J. Harden Associates, Inc. (collectively, the “Missouri Guarantors” and individually, a “Missouri Guarantor”), each of which is a Missouri corporation and a subsidiary of GeoEye, Inc. (the “Company”), in connection with the issuance by the Company of $125,000,000 aggregate principal amount of 8.625% Senior Secured Notes due 2016 (the “Notes”) and the guarantee of the Notes (the “Guarantees”) by the Missouri Guarantors under an Indenture dated as of October 8, 2010, including the Guarantees, in the form most recently filed as an exhibit to the Registration Statement (defined below) (the “Indenture”) among the Company, the Missouri Guarantors, the other guarantors party thereto (together with the Missouri Guarantors, collectively, the “Guarantors”) and Wilmington Trust FSB, as trustee and collateral trustee, and pursuant to a registration statement on Form S-3 under the Securities Act of 1933, as amended (the “Act”), filed with the Securities and Exchange Commission (the “Commission”) on October 1, 2010 (Registration No. 333-169706) (the “Registration Statement”). This opinion letter is being furnished in connection with the requirements of Item 601(b)(5) of Regulation S-K under the Act, and no opinion is expressed herein as to any matter pertaining to the contents of the Registration Statement or related prospectus, other than as expressly stated herein with respect to the issue of the Notes and the Guarantees.
     As such counsel, we have examined such matters of fact and questions of law as we considered necessary or relevant for the purposes of this opinion letter. With your consent, we have relied upon certificates and other assurances of officers of the Company and the Missouri Guarantors and others as to factual matters without having independently verified such factual matters. We are opining herein as to matters governed by the internal laws of the State of Missouri, including The General and Business Corporation Law of Missouri, Rev. Stat. of Mo. §§351.010 et. seq. (the

stinson.com	1201 Walnut, Suite 2900 Kansas City, MO 64106-2150	816.842.8600 MAIN
	Kansas City | St. Louis | Jefferson City | Overland Park | Wichita | Omaha | Washington D.C. | Phoenix	816.691.3495 FAX

GeoEye, Inc.
October 8, 2010

“MGBCL”), and we express no opinion with respect to the applicability to, or the effect on, any matters under the laws of any other jurisdiction or any laws of counties, towns, municipalities or special political subdivisions of any state.
     Subject to the foregoing and the other matters set forth herein, it is our opinion, as of the date hereof, that when the Notes have been duly executed, authenticated, issued and delivered against payment therefor in accordance with the terms of the Indenture and in the manner, and under the circumstances, contemplated by the Registration Statement and/or the applicable prospectus (including the form of underwriting agreement most recently filed as an exhibit to the Registration Statement), the Guarantees will have been duly authorized by all necessary corporate action on the part of each Missouri Guarantor.
     In rendering the foregoing opinion, with your consent, we have assumed that (a) the Indenture, the Guarantees and the Notes (collectively, the “Documents”) have been duly authorized by all necessary corporate, limited liability company, partnership or other action on the part of, and duly executed and delivered by, the parties thereto other than the Missouri Guarantors, (b) the Documents constitute legally valid and binding obligations of the parties thereto other than the Missouri Guarantors, enforceable against each of such parties in accordance with their respective terms, (c) the status of the Documents as legally valid and binding obligations of the parties is not affected by any (i) breaches of, or defaults under, agreements or instruments, (ii) violations of statutes, rules, regulations or court or governmental orders, or (iii) failures to obtain required consents, approvals or authorizations from, or make required registrations, declarations or filings with, governmental authorities, and (d) there is no agreement, understanding, course of dealing or performance, usage of trade or writing defining, supplementing, amending, modifying, waiving or qualifying the terms of any of the Documents.
     Our opinion set forth above is subject to the following additional qualification:
     The MGBCL specifically provides for the power of a corporation to enter into guaranties. Mo. Rev. Stat. § 351.385(7); see Charter Capital Group, Inc. v. Cook, 813 S.W. 2d 383, 385 (Ct. App. Mo. 1991) (dictum). See also, State v. Long-Bell Lumber Co., 12 S.W. 2d 64, 83-84 (Mo. 1928) (corporation has implied power to guaranty bonds issued to finance the construction of improvements which substantially benefited the corporation’s development). However, we are aware of an unpublished opinion in which the issue was whether a corporation’s guaranty was invalid under Article XI, Section 7 of the Missouri Constitution and Mo. Rev. Stat. § 351.160. Those provisions prohibit and invalidate fictitious issues of securities or increases in indebtedness by a corporation. According to the court’s opinion, the purpose of those provisions is to insure that a corporation does not incur an obligation unless it receives reasonably equivalent consideration in return. The court did not expressly rule that a corporate guaranty could be prohibited by those provisions but

GeoEye, Inc.
October 8, 2010

found that the guarantor had received adequate consideration for its guaranty because the proceeds of the guaranteed loans were used to pay off an antecedent indebtedness of the guarantor. In re Holden Fertilizer Service, Inc., No. 89-41949-2-11, Slip Op. at 5-6 (Bankr. W.D. Mo., Sept. 20, 1990). Although the guaranty was upheld, the opinion raises the uncertainty that the Missouri fictitious indebtedness provisions would invalidate a corporate guaranty of a Missouri corporation which is given without sufficient benefit to the guarantor.
     Our opinion set forth in this opinion letter is given on the basis of the facts in existence and the laws in effect on the date hereof, and we expressly disclaim any obligation to update or supplement our opinion in response to changes in the law by legislative or regulatory action, judicial decision or otherwise becoming effective hereafter or future events or circumstances affecting the transactions contemplated by the Documents.
     This opinion letter is for your benefit in connection with the Registration Statement and may be relied upon by you and by persons entitled to rely upon it pursuant to the applicable provisions of the Act. We hereby consent to the reliance by Latham & Watkins LLP upon the opinion expressed herein for purposes of any opinions being delivered by Latham & Watkins LLP to be filed as an exhibit to the Registration Statement and to the filing of this opinion letter as an exhibit to the Registration Statement. In giving such consent, we do not thereby admit that this firm is an expert within the meaning of, or is in the category of persons whose consent is required under, Section 7 of the Act or the rules or regulations of the Commission thereunder.
Very truly yours,
STINSON MORRISON HECKER llp